Exhibit 99.2

March 23, 2006

Wayne Davis
c/o Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63131

Dear Wayne:

This letter (this “Agreement”) sets out and confirms our understandings and agreements concerning your agreement to serve as an independent consultant to Charter Communications, Inc. (“Charter”). The specific terms and understandings concerning this service are set out below:

1. This Agreement is entered into independently of and contemporaneously with that certain Separation Agreement And Release For Wayne Davis (the “Separation Agreement”) between Charter and you. The terms of this Agreement are not cancelled or superseded by the Separation Agreement. Capitalized terms used but not otherwise defined shall have the meanings assigned to them in the Separation Agreement.

2. Your Separation Date as a Charter employee is March 23, 2006. You will be engaged to and will serve as an independent consultant to Charter for a period of time from March 24, 2006, until and ending the close of business April 28, 2006, or such later date (which may not be later than May 26, 2006) designated by Charter (the “Consulting Period”).

3. During the Consulting Period, you will be engaged by Charter as an independent consultant to provide and perform, as and when reasonably requested by Charter, such professional, executive and administrative duties, directives and assignments as may reasonably be assigned to you from time to time by the Chief Executive Officer, Chief Operating Officer or his designee. Your duties will include but not be limited to cooperating and assisting in the transition of existing assignments and responsibilities as requested, providing as requested such information to those who are assuming any of your duties with the details and background necessary for them to carry out those duties, and consulting with the Chief Executive Officer, Chief Operating Officer as requested concerning your prior responsibilities and work. You will perform such duties, functions, and assignments using your best efforts and to the best of your ability. It is understood that such duties and assignments will not require work on weekends during the Consulting Period, although the level and amount of work may vary from time to time. You will not be required to return any Company property pursuant to the Separation Agreement prior to the end of the Consulting Period except as the Company may specifically request.

4. (a) For services rendered as a independent consultant through April 28, 2006, you will be paid the sum of $45,000.00. This amount will be paid to you on the next regular Charter payday for executives immediately following April 28, 2006. If and to the extent the Consulting Period is extended beyond April 28, 2006, then you will be paid at the rate of $ 1,730.00 per day for each day worked thereafter during which the Consulting Period extends. This additional payment, if any, will be paid on the next regularly scheduled Charter payday for executives immediately following the last day of the Consulting Period.

(b) You will be reimbursed for reasonable expenses incurred at the Company’s request in connection with your consulting activities, including but not limited to reasonable travel, lodging and entertainment expenses, in accordance with the Company’s corporate policies and practices governing such reimbursements. Reimbursement requests must be made within five (5) days after the Consulting Period ends and reimbursement will be made no later than thirty (30) days after the Consulting Period ends.

(c) The payments described in paragraph 4 (c) above are the only compensation you will receive for your duties as a consultant. It is specifically understood and agreed that during the Consulting Period you will not be treated as, and you are not, an active employee for purposes of any Charter Communications policies, incentive or bonus plans, benefit plans and programs applicable to active employees, and that you are not eligible for (and waive) any rights to any benefits or policies of Charter Communications applicable to active employees. This includes, but is not limited to, any eligibility for or right to receive or accrue vacation or sick leave, or any type of paid leave, any right to 401K or profit sharing participation or vesting, participation in or right to any incentive compensation or participation in any commission, life insurance, or other compensation or benefit plan.

5. The obligations regarding confidentiality and non disclosure contained in the Separation Agreement (and your Employment Agreement) will extend to any Confidential Information you may learn of during your service as a consultant, and you agree to comply with those provisions as it related to any such information. Your right to receive and retain the compensation described in this Agreement is conditioned upon your compliance with the terms of this Agreement and the Separation Agreement.

6. This letter contains the entire agreement between you and Charter concerning your duties as a consultant and supersedes all prior oral or written communications or agreements concerning such subject matter. It is in addition to and does not cancel or replace any other agreement with or of Charter relating to or concerning your employment. However, in case of any conflict between the provisions of this Agreement and the provisions of any other prior agreement, the provisions of this Agreement control. The parties understand and agree that the provisions of this Agreement do not constitute or create an employee benefit plan or any type of severance or deferred compensation plan, and do not alter the at will nature of your employment or create any contract of employment for a definite period of time.

7. This Agreement is accepted and entered into in Missouri and shall be governed by and construed and interpreted according to Missouri law without reference to conflicts of law principles. Neither this Agreement, nor any of its terms, may be changed, added to, or waived except in a writing signed by you and the Chief Executive Officer of Charter or his or her designee. The terms of this Agreement shall not be effective, nor shall Charter have any obligations under this Agreement, unless you sign this letter and return it to me within ten (10) days of the date of this letter.

Please signify your confirmation and agreement to the following terms by signing below where indicated and returning the signed document to me. Thank you for your continued support of our company and your contributions.

Very truly yours,

CHARTER COMMUNICATIONS, INC.

By /s/ Lynne F. Ramsey

Accepted, Confirmed And Agreed
To As Of The Date Of This Letter

  /s/ Wayne H. Davis